Exhibit 10.3

POTLATCH CORPORATION

SEVERANCE PROGRAM FOR EXECUTIVE EMPLOYEES

(Effective December 5, 2008)

i

POTLATCH CORPORATION

SEVERANCE PROGRAM FOR EXECUTIVE EMPLOYEES

Effective December 5, 2008

SECTION	1. ADOPTION AND PURPOSE OF PROGRAM.

The Potlatch Corporation Severance Program for Executive Employees (the “Program”) was adopted effective December 5, 2008, by Potlatch Corporation (the “Corporation”) to provide a program of severance payments to certain employees of the Corporation, and their designated subsidiaries. The Program is an employee welfare benefit plan within the meaning of section 3(1) of ERISA and section 2510.3-1 of the regulations issued thereunder. The plan administrator of the Program for purposes of ERISA is the Corporation.

SECTION	2. DEFINITIONS.

(a) “Affiliate” means any other entity which would be treated as a single employer with the Corporation under Section 414(b) or (c) of the Code, provided that in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”

(b) “Appeals Committee” means the appeals committee described in Section 10.

(c) “Base Compensation” means an Eligible Employee’s base rate of pay as in effect at the time the Eligible Employee Separates from Service, or, if greater, the rate in effect at the time the material change described in Section 5(a)(iv) occurs or the time a Change of Control described in Section 5(b) occurs, if applicable. An Eligible Employee’s base rate of pay shall be determined without reduction for (i) any Deferred Contributions made by the Eligible Employee pursuant to the Salaried 401(k) Plan or (ii) any contributions made by the Eligible Employee pursuant to the Potlatch Custom Benefits Plan.

(d) “Board” means the Board of Directors of Potlatch Corporation.

(e) “Change of Control” means

(i) Upon consummation of a merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination,

(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) and the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination

(including, without limitation, a corporation or other entity which as a result of such transaction owns the Corporation either directly or through one or more subsidiaries),

(B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act)) (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and

(C) at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii) On the date that individuals who, as of 11:59 p.m. (Pacific) on the date of the Distribution, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a member of the Board on or subsequent to the day immediately following the date of the Distribution whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of, any Person other than the Incumbent Board; or

(iii) Upon the acquisition on or after the date of the Distribution by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either

(A) the then Outstanding Common Stock, or

(B) the combined voting power of the Outstanding Voting Securities;

provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (iii):

(I) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation,

(II) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or

(III) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2(e)(i); or

(iv) Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of the Corporation; or

(v) Upon the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(f) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Executive Compensation and Personnel Policies Committee of the Board of Directors of the Corporation.

(i) “Corporation” means Potlatch Corporation.

(j) “Distribution” means the distribution by the Corporation to its stockholders of all of the outstanding shares of the common stock of Clearwater Paper Corporation then owned by the Corporation, pursuant to the Separation and Distribution Agreement between the Corporation and Clearwater Paper Corporation.

(k) “Eligible Employee” means a Principal Officer of a Participating Company or other employee of a Participating Company who participates in the Program.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Identification Date” means each December 31.

(n) “Incentive Plan” means the Potlatch Corporation Management Performance Award Plan II, the Potlatch Corporation Annual Incentive Plan or any successor plan.

(o) “Key Employee” means an Eligible Employee who, on an Identification Date, is:

(i) An officer of the Corporation or an Affiliate having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Corporation and its Affiliates shall be determined to be Key Employees as of any Identification Date;

(ii) A five percent owner of the Corporation; or

(iii) A one percent owner of the Corporation having annual compensation from the Corporation and its Affiliates of more than $150,000.

If an Eligible Employee is identified as a Key Employee on an Identification Date, then such Eligible Employee shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(p) “Misconduct” means that the Eligible Employee

(i) Has been convicted of any felony or crime involving fraud, dishonesty or moral turpitude;

(ii) Has engaged in unfair competition with a Participating Company or any successor to a Participating Company;

(iii) Has induced any customer of a Participating Company or any successor to a Participating Company to breach any contract with a Participating Company or any successor to a Participating Company;

(iv) Has made any unauthorized disclosure of any of the secrets or confidential information of a Participating Company or any successor to a Participating Company;

(v) Has committed an act of embezzlement, fraud or theft with respect to the property of a Participating Company or any successor to a Participating Company; or

(vi) Has engaged in conduct, including any intentional, material violation of any contractual or statutory duty that is not corrected following thirty (30) days written notice, which is not in good faith and which directly results in material loss, damage or injury to the business, reputation or employees of a Participating Company or any successor to a Participating Company.

(q) “Normal Retirement Date” means “normal retirement date” as determined under the Retirement Plan.

(r) “Participating Company” means the Corporation and its subsidiaries designated by the Committee to participate in the Program.

(s) “Present Value” means the present value calculated using the assumed discount rate applied in projecting the Corporation’s pension benefit obligations for financial reporting purposes and the RP 2000 mortality table.

(t) “Principal Officers” means the president and chief executive officer, chief financial officer, secretary, treasurer and controller and any elected vice-president of a Participating Company.

(u) “Program” means the Potlatch Corporation Severance Program for Executive Employees.

(v) “Reduction in Authority or Responsibility” means

(i) The assignment to the Eligible Employee of any duties that are materially inconsistent in any respect with the Eligible Employee’s position (which may include status, offices, titles and reporting requirements), authority, duties, or responsibilities as in effect immediately prior to such assignment, or

(ii) Any other action by a Participating Company or any successor to a Participating Company which results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose (i) an isolated, insubstantial, and inadvertent action taken in good faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Eligible Employee, or (ii) any temporary Reduction in Authority or Responsibility while the Eligible Employee is absent from active service on any approved disability, or other approved leave of absence.

By way of example, a reduction under this definition shall include, but not be limited to:

(A) The removal of any material division, business or operating unit, or other business organization from the direct managerial responsibilities of the Eligible Employee, or material reduction in the size or scope of responsibility or operating budget of any division, business, operating unit, or other business organization for which the Eligible Employee has direct managerial responsibility; or

(B) A reduction in the Eligible Employee’s authority to legally bind a Participating Company or any successor to a Participating Company without first obtaining any additional authority or approval.

(w) “Retirement Plan” means the Potlatch Salaried Retirement Plan as in effect from time to time.

(x) “Salaried 401(k) Plan” means the Potlatch Salaried 401(k) Plan as in effect from time to time.

(y) “Separation from Service” means termination of an Eligible Employee’s service as an Eligible Employee consistent with Section 409A of the Code and the regulations promulgated thereunder. For purposes of the Plan, “Separation from Service” generally means termination of an Eligible Employee’s employment as a common-law employee of the Corporation and each Affiliate of the Corporation. A Separation from Service will not be deemed to have occurred if an Eligible Employee continues to provide services to the Corporation or an Affiliate in a capacity other than as an employee and if the former employee is providing a level of bona fide services that is fifty percent (50%) or more of the average level of services rendered, during the immediately preceding thirty-six (36) months of employment with the Corporation or Affiliate; provided, however, that a Separation from Service will be deemed to have occurred if it is reasonably anticipated that an Eligible Employee’s service with the Corporation and its Affiliates will terminate after a certain date or the level of bona fide services that the Eligible Employee will perform after such date (whether as an employee or another capacity) will permanently reduce to a rate that is less than twenty percent (20%) of the bona fide level of services rendered, on average, during the immediately preceding thirty-six (36) months (or if employed by the Corporation and its Affiliates less than thirty-six (36) months, such lesser period). However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the service recipient is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(z) “Supplemental Plans” means the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan and Potlatch Corporation Salaried Supplemental Benefit Plan II and any successor plan.

(aa) “Year of Vesting Service” means a year of vesting service as determined under the Retirement Plan.

SECTION	3. ELIGIBILITY AND DETERMINATION OF VESTING SERVICE.

All Principal Officers and appointed vice presidents of the Participating Companies and such other employees of the Participating Companies who are designated by the Committee to participate in the Program shall be eligible to participate in the Program. As a condition to participation in the Program, each Eligible Employee shall agree in writing to become bound by its terms, including, without limitation, the provisions of Section 11.

SECTION	4. SEVERANCE BENEFITS.

(a) Basic Severance Benefits. Upon the occurrence of any of the events specified in Section 5(a), an Eligible Employee shall receive (in lieu of any other severance benefit payable under any other plan or program now or hereafter maintained by a Participating Company) Basic Severance Benefits under the Program as follows:

(i) A cash benefit equal to three (3) weeks of the Eligible Employee’s Base Compensation for each full Year of Vesting Service completed by such Eligible Employee;

(ii) The Eligible Employee’s unused and accrued vacation pay, if any, determined as of the date when the Eligible Employee Separates from Service under the terms of the Participating Company’s officer vacation policy as in effect when the applicable event specified in Section 5(a) occurs (which, in the case of Separation from Service pursuant to Section 5(a)(iv), shall be the date of the material change rather than the date the Eligible Employee Separates from Service);

(iii) Eligibility for an “Award” under the Incentive Plan for the “Award Year” in which he or she Separates from Service, determined under all the terms and conditions of the Incentive Plan; and

(iv) Continued coverage as an employee during a period of weeks equal to three (3) times the number of full Years of Vesting Service completed by the Eligible Employee, under the following employee benefit plans of the Corporation:

(A) Medical coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her Separation from Service;

(B) Dental coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her Separation from Service; and

(C) Basic life insurance coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her Separation from Service.

Notwithstanding any of the foregoing provisions of this Section 4(a)(iv):

(1) Any such continued coverage shall terminate when the Eligible Employee becomes eligible for coverage by the life insurance, medical or dental plan of another employer.

(2) In the event that after an Eligible Employee’s Separation from Service with a Participating Company he or she is otherwise entitled to continued coverage under the Corporation’s basic life insurance, medical and dental plans pursuant to any employee benefit plan or program of the Corporation (other than this Program), the total benefits paid for by the Participating Companies during the period described above shall not exceed the benefits to which the Eligible Employee is entitled under this Section 4(a)(iv).

(3) For purposes of this Section 4(a)(iv), the Corporation’s basic life insurance plan shall not include any other type of life insurance coverage provided through or by the Corporation to or on behalf of its employees.

(4) During the period of such continued coverage, the Eligible Employee shall not be eligible to participate in the Corporation’s disability income plan or as an employee in the Retirement Plan, the Salaried 401(k) Plan, any qualified or nonqualified stock incentive or phantom stock plan of the Corporation or any employee benefit plan or program now or hereafter maintained by any Participating Company other than those plans listed in Section 4(a)(iv)(A)-(C).

Notwithstanding the foregoing provisions of this subsection (a), the sum of the amounts payable under (i) above shall be not less than six (6) months of the Eligible Employee’s Base Compensation nor greater than one (1) year of the Eligible Employee’s Base Compensation and the period of continued coverage described in (iv) above shall be not less than six (6) months nor more than one (1) year from the Eligible Employee’s Separation from Service. The Committee may, in its discretion, increase the benefit payable to any Eligible Employee without regard to the foregoing limitation.

(b) Change of Control Benefits. Upon the occurrence of any of the events specified in Section 5(b), an Eligible Employee shall receive (in lieu of any severance benefit payable under Section 4(a) or any other severance benefit payable under any other plan or program now or hereafter maintained by a Participating Company) Change of Control Benefits under the Program as follows:

(i) Within ten (10) business days following the effective date an Eligible Employee Separates from Service, a lump sum cash benefit equal to the Eligible Employees’ annual Base Compensation plus his or her annual Base Compensation multiplied by his or her standard bonus percentage (as determined pursuant to the Incentive Plan), determined as of the date of the Change of Control or the effective date the Eligible Employee Separates from Service, whichever produces the larger amount, multiplied by the appropriate factor from the following table:

Eligible Employee	Pay Multiple Factor
Chief Executive Officer	3.00
Other Eligible Employees	2.50

Notwithstanding the foregoing, if the Eligible Employee Separates from Service on or after the date thirty (30) months prior to the Eligible Employee’s Normal Retirement Date, the applicable factor shall be a fraction, the numerator of which is the number of full months between the date the Eligible Employee Separates from Service and such Normal Retirement Date and the denominator of which is twelve (12). An Eligible Employee described in the preceding sentence shall be entitled to an additional benefit equal to the difference between the benefit payable to the Eligible Employee, if any, under the Retirement Plan and the Retirement Plan Supplemental Benefit provisions of the Supplemental Plans, and such benefits that would have been payable, if any, under the Retirement Plan and Supplemental Plans if the Eligible Employee had remained an Eligible Employee and continued to earn his or her Base Compensation until his or her Normal Retirement Date; provided, however, that the Present Value of such additional benefit shall not exceed the difference between the lump sum benefit determined under the preceding sentence and the lump sum benefit determined using the otherwise applicable factor from the table above. Such additional benefit shall be paid at the same time and in the same form as any benefit payable to the Eligible Employee under the Potlatch Corporation Salaried Supplemental Benefit Plan II or, if no benefit is payable to the Eligible Employee under the such plan, the Present Value of such additional benefit shall be paid in a lump sum at the same time as the Eligible Employee’s Change of Control Benefits are paid;

(ii) A lump sum cash benefit equal to the Eligible Employee’s unused and accrued vacation pay, if any, under the terms of the Participating Company’s officer vacation policy. For this purpose, (A) an Eligible Employee’s Base Compensation and the terms of the officer vacation policy shall be determined as of the date when the Eligible Employee Separates from Service or as of the date of the Change of Control, whichever produces the larger amount and (B) accrued vacation pay shall be paid notwithstanding any minimum service requirement of the Participating Company’s officer vacation policy;

(iii) Eligibility for an “Award” for the “Award Year” in which he or she Separates from Service under the Incentive Plan determined under all the terms and conditions of such plan but based on the Eligible Employee’s target or standard bonus determined pursuant to such plan; provided, however, that such benefit shall not be payable with respect to any Award Year for which the Eligible Employee receives a payment pursuant to any similar change of control provision in the Incentive Plan;

(iv) COBRA premium payments during the number of years equal to the applicable factor determined under (b)(i) above, subject to all of the conditions and limitations described in Section 4(a)(iv)(1) through (4) above (determined without regard to the last paragraph of Section 4(a)) under the following employee benefit plans of the Corporation;

(A) Provided that the Eligible Employee timely elects continued coverage under COBRA, medical coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her Separation from Service;

(B) Provided that the Eligible Employee timely elects continued coverage under COBRA, dental coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her Separation from Service; and

(C) Basic life insurance coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her Separation from Service;

(v) In the case of an Eligible Employee who has less than two (2) Years of Vesting Service on the date he or she Separates from Service, a lump sum cash benefit equal to (A) the value of that portion of the Eligible Employee’s accounts in the Salaried 401(k) Plan attributable to “Company Contributions” under such plan made on the Eligible Employee’s behalf in a “Plan Year” which are unvested, plus (B) the unvested portion, if any, of the Eligible Employee’s “401(k) Plan Supplemental Benefit” account under the Supplemental Plans. The value of those portions of the Eligible Employee’s “Company Stock Account” and the “401(k) Plan Supplemental Benefit” accounts referred to in the preceding sentence shall be determined as of the date the Eligible Employee Separates from Service with the Participating Companies; and

(vi) A lump sum cash benefit equal to the Present Value of the Eligible Employee’s “Normal Retirement Benefit” and “Retirement Plan Supplemental Benefit” determined under the Retirement Plan and the Supplemental Plans, respectively, if the Eligible Employee was not entitled to a “Vested Benefit” under the Retirement Plan as of the date the Eligible Employee Separates from Service with the Participating Companies.

(c) Payment of Excise Taxes. If any payment or benefit to or for the benefit of the Eligible Employee in connection with a Change of Control is deemed an “excess parachute payment” as defined in Section 280G of the Code subject to the excise tax imposed by Section 4999 of the Code, then in the event it shall be determined that any payment or distribution by a Participating Company to or for the benefit of the Eligible Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Program or otherwise, but determined without regard to any additional payments required under this Section 4(c) (a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Eligible Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Eligible Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Eligible Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Eligible Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4(c), if it shall be determined that the Eligible Employee is entitled to a Gross-Up Payment, but that the Payments would not exceed the safe harbor amount of 2.99 times the Eligible Employee’s “base amount,” as defined in Code section 280G(b)(3), by $100,000 or more for the Chief Executive Officer and by $50,000 for other Eligible Employees, then no Gross-Up Payment shall be made to the Eligible Employee and the Payments, in the aggregate, shall be reduced to an amount such that the receipt of Payments would not give rise to any Excise Tax. In that event, the reduced amount payable (the “Reduced Amount”) shall be determined by reducing or modifying payments in a manner and order of priority that provides the Eligible Employee with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced or modified in the reverse order of payment. For purposes of this Section 4(c), the Eligible Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year. The amount of the payment to the Eligible Employee shall be estimated by a third-party service provider selected by the Corporation as of the date of the event specified in Section 5(a) or, if earlier, as of the date of the Change of Control as determined pursuant to Section 5(b). Within thirty (30) business days following the effective date of an Eligible Employee’s Separation from Service, the estimated amount due the Eligible Employee pursuant to this Section 4(c) shall he paid to the Eligible Employee. In the event that the amount of the estimated payment is less than the amount actually due to the Eligible Employee under this Section 4(c), the amount of any such shortfall shall be paid to the Eligible Employee within ten (10) business days after the existence of the shortfall is discovered.

(d) No Duty to Mitigate; Offset. The Eligible Employee shall not be required to mitigate the amount of any payments provided under Section 4(b) and 4(c), nor shall any payment or benefit provided for in Section 4(b) and 4(c) be offset by any compensation earned by the Eligible Employee as the result of employment by another employer or by retirement benefits. Notwithstanding the foregoing, the Committee in its discretion may reduce any payments provided under Section 4(a), 4(b) and 4(c) (to an amount not less than zero) by any payment(s) that an Eligible Employee has or will receive pursuant to an arrangement or agreement with a Participating Company that provides for severance payment(s), including related tax payment(s), to which such Eligible Employee may be entitled in the event of termination of employment.

SECTION	5. CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS.

(a) Payment Of Basic Severance Benefits. Subject to the provisions of Section 5(c), an Eligible Employee will be eligible for the benefits specified in Section 4(a) upon the occurrence of any of the following events (except that an Eligible Employee who has satisfied the conditions of Section 5(b) will be eligible for the benefits specified in Section 4(b) rather than the benefits specified in Section 4(a)):

(i) The Eligible Employee’s involuntary termination of employment that constitutes a Separation from Service by a Participating Company or by the Eligible Employee’s Separation from Service at the request of the Company for any reason other than Misconduct, subject to the limitations of Section 5(c)(ii); provided, however, that if the Separation from

Service is due to death or because the Eligible Employee is disabled (as defined in section 409A(a)(2)(C) of the Code), the Eligible Employee shall not be eligible for any severance benefits under the Program; or

(ii) Termination of the Eligible Employee’s employer’s status as a Participating Company due to the sale to a third party or a spin-off of a designated subsidiary, subject to the limitations of Section 5(c)(ii) and provided that such transaction is a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation as defined in the regulations promulgated under Section 409A of the Code; or

(iii) The Participating Company requires the Eligible Employee to relocate his or her principal place of work and the new principal place of work is fifty (50) or more miles further from the Eligible Employee’s primary residence than was his or her former principal place of work, and the Eligible Employee elects to Separate from Service rather than to relocate; or

(iv) The Eligible Employee Separates from Service with a Participating Company within twenty-four (24) months following:

(A) A material Reduction in Authority or Responsibility of the Eligible Employee. Whether a Reduction in Authority or Responsibility of the Eligible Employee is material shall be determined in accordance with the criteria set forth in Section 2(v) in the definition of Reduction in Authority or Responsibility; provided, however, that (I) a change in the Eligible Employee’s reporting relationship to another executive who is within the same reporting level, (II) a reduction in the Eligible Employee’s business unit budget or a reduction in the Eligible Employee’s business unit headcount or number of direct reports, or (III) a Reduction in Authority or Responsibility resulting from the transactions contemplated by the Separation and Distribution Agreement to be entered into by and between the Corporation and Clearwater Paper Corporation in connection with the spin-off of Clearwater Paper Corporation, by themselves, shall not constitute a material Reduction in Authority or Responsibility, or

(B) Any reduction in the Eligible Employee’s Base Compensation, standard bonus opportunity or long-term incentive opportunity or a fifteen percent (15%) or greater reduction in the Eligible Employee’s aggregate benefits or perquisites as compared to those of all other employees similarly situated, unless in each case the reduction is applicable to all salaried employees or all other employees similarly situated; provided, however, that this Section 5(a)(iv) shall apply to the Separation from Service of an Eligible Employee only if the Eligible Employee or the Participating Company has notified the other party in writing within three (3) months following the occurrence of any such change that the party giving notice considers such change to be a material change encompassed by this Section 5(a)(iv). If the party receiving such notice does not agree that the change in question is a material change encompassed by this Section 5(a)(iv), it shall give written notice thereof to the party first giving notice hereunder within thirty (30) days after receiving notice and the matter shall be immediately referred to the Appeals Committee; provided, however, that, within thirty (30) days after receiving written notice that the other party does not agree that the change in question is covered by this Section 5(a)(iv), the Eligible Employee may request that the matter be submitted directly to arbitration as provided in Section 11. If necessary, the twenty-four (24) month period specified above shall be extended to a date not later than thirty (30) days following (I) the announcement of the decision of the Appeals Committee or, if the matter is referred to arbitration within thirty (30) days following the announcement of the Appeals Committee’s decision, the announcement of the award of the arbitrator, or (II) if the matter is referred directly to arbitration, the announcement of the award of the arbitrator. The Participating Company or the Eligible Employee may each give the notice described in this Section 5(a)(iv) only once while this Program is in effect. If one party has given notice and the twenty-four (24) month period specified above has commenced running, the other party may not give notice hereunder with respect to a change occurring during such twenty-four (24) month period. If an Eligible Employee gives notice pursuant to this Section 5(a)(iv) and the Corporation thereafter in good faith makes an adjustment in the Eligible Employee’s compensation, benefits, assigned job or duties, responsibilities, privileges or perquisites, the Eligible Employee and the Corporation may mutually agree in writing that the notice shall be null and void.

Notwithstanding the foregoing, no benefits shall be available under the Program (i) if the Eligible Employee Separates from Service with a Participating Company because he or she is eligible for or receiving long-term or permanent disability benefits under the Corporation’s disability income plan as in effect on the date of onset of disability or (ii) if the Eligible Employee satisfies all of the following conditions:

(1) He or she Separates from Service on or after his or her Normal Retirement Date;

(2) For the two-year period immediately before retirement, he or she qualified as an Eligible Employee; and

(3) He or she is entitled to benefits under the Retirement Plan, Salaried 401(k) Plan and Supplemental Plans which, when converted to a straight life annuity (and excluding any portion of the benefit under the Salaried 401(k) Plan which represents contributions by the Eligible Employee), equals, in the aggregate, at least $44,000.

(b) Payment Of Change Of Control Benefits. An Eligible Employee will be eligible for the benefits specified in Section 4(b) if, within two (2) years following a Change of Control, the Eligible Employee Separates from Service under the conditions described in Section 5 (a)(i), (ii) or (iii) or a material change described in Section 5(a)(iv) occurs and the Eligible Employee thereafter Separates from Service under the conditions described in Section 5(a)(iv); provided, that the Eligible Employee was employed by a Participating Company on the date preceding the Change of Control.

(c) Limitations On Eligibility For Benefits.

(i) If an Eligible Employee is assigned from one to another Participating Corporation, he or she shall not be considered to have Separated from Service under the provisions of the Program.

(ii) The provisions of Section 5(a)(i) and 5(a)(ii) to the contrary notwithstanding, no benefit will be payable hereunder due to an Eligible Employee’s Separation from Service because of the sale to a third party or spin-off of a division (or other operating assets) of a Participating Company or to termination of the Eligible Employee’s employer’s status as a Participating Company upon the sale to a third party or spin-off of a designated subsidiary where such sale or spin-off is a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation as defined in the regulations promulgated under Section 409A of the Code, if (A) (I) the Eligible Employee is employed by the purchaser of such division, assets, or subsidiary or such other spun-off entity or (II) such purchaser or spun-off entity is contractually obligated to offer the Eligible Employee the same or a better job and (B) such purchaser or spun-off entity is contractually obligated to maintain a plan which in all material respects is equivalent to the Program, providing for continuing coverage of the Eligible Employee for two (2) years following the sale or spin-off of such division, assets or subsidiary.

SECTION	6. TIME AND FORM OF BENEFIT.

(a) Time of Benefit. Except as provided in Sections 4(b) and 6(b), distributions made to Eligible Employees will commence on the first payroll pay date following the Eligible Employee’s Separation from Service.

(b) Notwithstanding any other provision of the Program, a distribution made to Eligible Employee who is identified as a Key Employee at the time of his or her Separation from Service will be delayed for a minimum of six months if the Eligible Employee’s distribution is triggered by his or her Separation from Service. Any payment that otherwise would have been made except for the application of this Section 6(a) during such six-month period will be made in one lump sum payment not later than the last day of the second month following the month that is six months from the date the Eligible Employee Separates from Service. The determination of which Eligible Employees are Key Employees will be made by the Corporation in its sole discretion in accordance with this Section 6(a) and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

(c) Form of Benefit. The benefits described in Section 4(a)(i) shall be paid in monthly installments over a period not to exceed twelve (12) months from the date the Eligible Employee Separates from Service pursuant to Section 4, as determined by the Corporation. The benefit described in Section 4(a)(ii) shall be paid in a lump sum. The benefits described in Sections 4(b)(i), (ii), (v) and (vi) shall be paid in a lump sum.

SECTION	7. EFFECT OF DEATH OF EMPLOYEE.

Should an Eligible Employee die after Separation from Service but while participating in the Program and prior to the payment of the entire benefit due hereunder, the balance of the benefit payable under the Program shall be paid in a lump sum to the estate of the Eligible Employee. Continued medical and dental coverage as provided in Section 4(a)(iv) and Section 4(b)(iv), as applicable, shall be available to the Eligible Employee’s surviving spouse only if and to the extent that such coverage would have been available to such surviving spouse if the Eligible Employee had died as an active salaried employee of a Participating Company. Such coverage shall be determined under the terms of the applicable plan as in effect on the earlier of

(i) the date the Eligible Employee Separated from Service or (ii) the date of the Change of Control or the material change described in Section 5(a)(iv), if applicable.

SECTION	8. AMENDMENT AND TERMINATION.

The Committee reserves the right to amend or terminate the Program at any time and to increase or decrease the amount of any benefit provided under the Program; provided, however, that as to any individual who has qualified as an Eligible Employee and has become entitled to any Change of Control Benefit under Section 4(b), the Program cannot be terminated or amended to reduce any benefit provided under Section 4(b) or make any condition pertaining to qualification for the Change of Control Benefit under Section 4(b) materially more restrictive. Once an individual has qualified as an Eligible Employee, the Program may not be amended to cause such individual to cease to qualify as an Eligible Employee for purposes of determining that individual’s eligibility for the Change of Control Benefit under Section 4(b). Notwithstanding any other provision of the Program, following a Change of Control this Section 8 may not be amended for a period of three (3) years.

Notwithstanding the foregoing, the Vice President, Human Resources of the Corporation shall have the power and authority to amend the Plan with respect to any amendment that (i) does not materially increase the cost of the Plan to the Company or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, section 409A of the Code.

SECTION	9. CLAIMS PROCEDURE.

(a) Claims. All applications for benefits and all inquiries concerning claims under the program shall be submitted to the Corporation addressed as follows: “Potlatch Corporation, Plan Administrator under the Potlatch Corporation Severance Program for Executive Employees, 601 W. First Avenue, Suite 1600, Spokane, Washington 99201.”

(b) Denial Of Claims. In the event that any application for benefits under the Program is denied in whole or in part, the Corporation shall notify the applicant in writing of such denial and shall advise the applicant of the right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for such denial, specific references to the provisions of the Program on which such denial is based, a description of any information or material necessary for the applicant to perfect his or her application, an explanation of why such material is necessary and an explanation of the Program’s review procedure and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 10. Such written notice shall be given to the applicant within ninety (90) days after the Corporation receives the application, unless special circumstances require an extension of time up to an additional ninety (90) days for processing the application. If such an extension of time for processing is required, written notice of the extension shall be furnished to the applicant prior to the termination of the initial ninety (90) day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Corporation expects to render its decision on the application for benefits.

SECTION	10. REVIEW PROCEDURE.

(a) Appointment Of Appeals Committee. The Corporation shall appoint a Appeals Committee which shall consist of three (3) or more individuals who may (but need not) be employees of the Corporation; provided, however, that at all times following a Change of Control the Appeals Committee shall consist of at least three current (as of the effective date of the Change of Control) or former Corporation officers and directors. The Appeals Committee shall be the named fiduciary which shall have authority to act with respect to appeals from denials of benefits under the Program.

(b) Right To Appeal. Any person whose application for benefits is denied (or is deemed denied) in whole or in part (or such person’s authorized representative) may appeal the denial by submitting to the Appeals Committee a written request for review of the application within sixty (60) days after receiving written notice from the Corporation of the denial. The Corporation shall give the applicant (or the applicant’s representative) an opportunity to review pertinent documents in preparing such request for review.

(c) Form Of Request For Review. The request for review must be in writing and shall be addressed as follows: “Appeals Committee under the Potlatch Corporation Severance Program for Executive Employees, 601 W. First Avenue, Suite 1600, Spokane, Washington 99201.” The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the applicant deems pertinent. The Appeals Committee may require the applicant to submit such additional facts, documents or other material as the Appeals Committee may deem necessary or appropriate in making its review.

(d) Time For Appeals Committee Action. The Appeals Committee shall act upon each request for review within sixty (60) days after receipt thereof unless special circumstances require an extension of time of up to an additional sixty (60) days for processing the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial sixty (60) day period.

(e) Appeals Committee Decision. Within the time prescribed in Section 10(d), the Appeals Committee shall give written notice of its decision to the applicant and to the Corporation. In the event the Appeals Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for such denial, specific references to the provisions of the Program on which the decision was based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim, and a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA. In the event that the Appeals Committee determines that the application for benefits should not have been denied in whole or in part, the Corporation shall take appropriate remedial action as soon as reasonably practicable after receiving notice of the Appeals Committee’s decision.

(f) Section 5(a)(iv) Dispute. In the event that a dispute involving the application or interpretation of Section 5(a)(iv) is referred to the Appeals Committee as provided therein, the

Appeals Committee shall treat such dispute as an appeal from the denial of a claim for benefits under this Program that is subject to all of the terms and conditions of this Section 10.

(g) Rules And .Procedures. The Appeals Committee shall establish such rules and procedures, consistent with the Program and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Section 10. The Appeals Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits in whole or in part to do so at the applicant’s own expense.

(h) Exhaustion of Remedies. No legal action for benefits under the Program may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described in Section 9, (ii) has been notified by the Corporation that the application is denied, (iii) has filed a written request for review of the application in accordance with the appeal procedures described in Section 10, and (iv) has been notified that the Appeals Committee has denied the appeal. Notwithstanding the foregoing, if the Corporation or the Appeals Committee does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in Sections 9 and 10, the Eligible Employee may bring legal action for benefits under the Program pursuant to section 502(a) of ERISA.

SECTION	11. RESOLUTION OF DISPUTES INVOLVING SECTION 5.

(a) Arbitration Of Section 5 Dispute. Any dispute, controversy or question arising under Section 5 which is not resolved by the decision of the Appeals Committee (or which the Eligible Employee requests be submitted directly to arbitration as provided herein) shall be referred for decision by an arbitrator selected by the parties. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such an Arbitrator within thirty (30) days after either party has given the other party written notice of its desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for the appointment of an arbitrator or, if such Association is not then in existence or does not desire to act in the matter, either party may apply to the Presiding Judge of the Superior Court of the City and County of Spokane, State of Washington, for the appointment of an arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is authorized to make such appointment pursuant to the Program. The arbitration shall take place at the location mutually agreed to by the parties or, if the parties are unable to agree upon the location, at the location designated by the Arbitrator. The compensation and expenses of the Arbitrator shall be borne by the Corporation, unless the Arbitrator determines that an Eligible Employee acted willfully and maliciously in connection with his or her claim for benefits under the Program, in which case the Arbitrator shall direct the Eligible Employee to pay all or a portion of the compensation and expenses of the Arbitrator.

(b) Arbitration Exclusive Remedy. Arbitration shall be the exclusive remedy for the settlement of disputes involving the application or interpretation of Section 5. The decision of the Arbitrator shall be final, conclusive and binding on all interested persons and no action at law or inequity involving the application or interpretation of Section 5 shall be instituted other than to enforce the award of the Arbitrator.

SECTION	12. BASIS OF PAYMENTS TO AND FROM PROGRAM.

All benefits under the Program shall be paid by the Corporation. The Program shall be unfunded and benefits hereunder shall be paid only from the general assets of the Corporation. Nothing contained in the Program shall be deemed to create a trust of any kind for the benefit of Eligible Employees, or create any fiduciary relationship between the Corporation and the Eligible Employees with respect to any assets of the Corporation. The Corporation is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which the Corporation chooses to use for advance funding shall not cause the Program to be a funded plan within the meaning of ERISA.

SECTION 13. NO EMPLOYMENT RIGHTS.

Nothing in the Program shall be deemed to give any individual the right to remain in the employ of a Participating Company or a subsidiary or to limit in any way the right of a Participating Company or a subsidiary to terminate an individual’s employment, which right is hereby reserved.

SECTION	14. NON-ALIENATION OF BENEFITS.

No benefit payable under the Program shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

SECTION	15. SUCCESSORS AND ASSIGNS.

The Program shall be binding on the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Program may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Program in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

SECTION	16. NOTICES.

All notices pertaining to the Program shall be in writing and shall be deemed given if delivered by hand or mailed with postage prepaid and addressed, in the case of the Corporation to the address set forth in Section 9(a), attention of its Corporate Secretary, and the case of the Eligible Employee to his or her last known address as reflected in the records of the Corporation.